Exhibit 99.1

Accel Entertainment Names Stan Guidroz Chief Operating Officer

Proven Leader of Accel’s Growing Louisiana Subsidiary Brings Years of Experience
and Deep Industry Relationships to New Role

Chicago, IL – July 14, 2026 -- Accel Entertainment, Inc. (NYSE: ACEL) ("Accel" or the "Company"), a leading locals-focused gaming operator partnering with small businesses, local communities, and state governments to provide entertaining, convenient, and safe gaming experiences nationwide, announced today that Stan Guidroz, currently Chief Executive Officer of the Company's Toucan Gaming, LLC ("Toucan") subsidiary, has been promoted to Chief Operating Officer of Accel. The appointment is effective July 14, 2026 and in connection with Mr. Guidroz's appointment, Mark Phelan, who serves as President and Chief Operating Officer, will relinquish the Chief Operating Officer title. As previously announced, Mr. Phelan will continue to serve as President and will become Chief Executive Officer of Accel in August 2026.

"Stan is a proven leader who has made significant contributions to Accel's growth, and this promotion reflects his track record and the depth of talent across our organization," said Andy Rubenstein, Chairman and Chief Executive Officer of Accel Entertainment. "Stan has built Toucan into a premier operator and a model for the disciplined, accretive growth we are pursuing across our markets. He will continue to draw on his deep Louisiana and industry-wide relationships as he takes on broader operational leadership across the Company.”

"As I transition to Chief Executive Officer, I look forward to working closely with Stan," said Mark Phelan, President of Accel Entertainment. “His operating discipline and extensive industry experience will allow us to continue to successfully execute our strategic roadmap for growth and deliver long-term shareholder value."

Mr. Guidroz has served as Chief Executive Officer of Toucan, Accel's Louisiana operating subsidiary, since 2021, where he has built a growing Louisiana route and overseen a series of disciplined, accretive acquisitions, including the recent acquisition of Rice Palace Truck Stop Casino. He brings more than two decades of Louisiana gaming experience, including his tenure at Jacobs Entertainment, Inc., where he led the company's Louisiana operations as Vice President and President of its Cash Magic truck stop casinos – growing the business to 27 locations – and served as Chief Operating Officer of Colonial Downs Racetrack. Earlier in his career, he founded a convenience store company that he grew to 19 stores before its sale to Conco, Inc. Mr. Guidroz founded the Louisiana Video Gaming Association in 2015 and served as its President through 2025, during which he helped advance significant legislation for the state's local gaming market. As Chief Operating Officer, Mr. Guidroz will oversee the Company's day-to-day operations across its markets.

"I'm honored to take on this role and to build on the strong operating foundation this team has established," said Mr. Guidroz. "I look forward to working with Andy, Mark, and the entire team to drive operational excellence across Accel's markets. The relationships and trust we've built in Louisiana are exactly what makes disciplined growth possible, and that's the partnership-first approach I intend to bring to every market Accel serves."

Separately, the Company announced that Derek Harmer, Chief Compliance Officer, will transition from his role to pursue other opportunities effective March 31, 2027, and will be joining the Company's gaming Compliance Committee effective April 1, 2027.

"We thank Derek for his many contributions to Accel and are pleased that the Company will continue to benefit from his expertise through his service on the gaming Compliance Committee," said Mr. Rubenstein.
About Accel
Accel Entertainment, Inc. (NYSE: ACEL) is a growing provider of locals-focused gaming and one of the largest terminal operators in the United States, supporting more than 28,000 electronic gaming terminals in over 4,500 third-party local and regional establishments and 20 self-operated gaming locations across ten states. Through exclusive long-term contracts, Accel serves licensed non-casino locations including bars, restaurants, convenience stores, truck stops, gaming cafes, and fraternal and veteran establishments. Accel provides its local partners with a turnkey, full-service, capital-efficient gaming solution that encompasses manufacturing, content, payments, loyalty, 24/7 customer service, data analysis and reporting, and cash logistics. The Company’s racino, Fairmount Park - Casino & Racing, features live racing, electronic gaming machines, live table games, food and beverage amenities, and pari-mutuel betting.

Contact:
Joseph Jaffoni, Norberto Aja
JCIR
212-835-8500
acel@jcir.com

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